Exhibit 10.23(iii)

March 12, 2013

John Osborn

c/o Onyx Pharmaceuticals, Inc.

249 E. Grand Avenue

South San Francisco, CA 94080

Re:                             Separation Agreement

Dear John:

As discussed, this letter sets forth the terms of the separation agreement (the “Agreement”) between you and Onyx Pharmaceuticals, Inc. (“Onyx” or the “Company”).

1.                                      SEPARATION DATE.  Your last day of employment and your employment termination date shall be March 12, 2013 (the “Separation Date”). As of the Separation Date, you will cease to hold the position of Senior Vice President, Global Corporate Affairs, or any other officer or employment position with the Company or any of its subsidiary entities.

2.                                      FINAL ACCRUED SALARY AND VACATION.  On the Separation Date, the Company will pay you all accrued base salary earned through the Separation Date, and all accrued and unused vacation earned through the Separation Date (if any), subject to standard payroll deductions and withholdings. You are entitled to these payments by law and will receive them regardless of whether or not you sign this Agreement.

3.                                      SEVERANCE BENEFITS.  If you: (i) sign, date, and return this Agreement within twenty-one (21) days of receipt; and (ii) allow the releases contained in this Agreement to become effective; the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)                                 Severance Pay.  The Company will pay you severance pay in an amount equal to six (6) months of your base salary, subject to required payroll deductions and withholdings.  This amount shall be paid in a single lump sum on the first regularly scheduled payroll date following the Effective Date (as set forth below).

(b)                                 Health Insurance.

(i)                                    Payment of COBRA Premiums.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date if you so elect. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  You will be provided with a separate notice of your COBRA rights and obligations within the timing required by law.  Provided that you properly enroll, the Company will pay your COBRA premiums for the first six (6) months that you are eligible, or until you become eligible for coverage under another employer’s health plan, if sooner (the “COBRA Premium Period”). You will be solely responsible for payment of your COBRA premiums, to the extent that you wish to continue your COBRA coverage, after that time.

(ii)                                Special Cash Payments in Lieu of COBRA Premiums.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. On the thirtieth (30th) day following your Separation Date, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following the Separation Date through such thirtieth (30th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.

(c)                                  Waiver of Repayments.

(i)                                    Sign-on Bonus.  Under the terms of your employment offer letter dated May 15, 2012 (the “Offer Letter”), you received a payment of $138,000, less appropriate deductions and withholdings, at the start of your employment (the “Sign-on Bonus”). The Offer Letter provides that the net amount of the Sign-on Bonus is to be repaid in the event that your employment with the Company terminates before the one-year anniversary of your start date and your Separation Date is prior to such one-year anniversary.  If, however, you agree to and comply with the terms of this Agreement, the Company will waive its right to repayment of the net amount of the Sign-on Bonus.

(ii)                                Relocation Allowance.  As part of the benefits provided to you in the Offer Letter, you were provided with certain payments by the Company for relocation assistance (the “Relocation Allowance”).  Under the terms of the Offer Letter, you are required to repay the Company the full amount of any portion of the Relocation Allowance paid to you because your employment is terminating within one year of your start date. If, however, you agree to and comply with the terms of this Agreement, the Company will waive its right to repayment of any amounts paid to you as part of the Relocation Allowance.

(d)                                 Outplacement Assistance.  The Company will reimburse you for documented outplacement assistance expenses up to a maximum reimbursement amount of $35,000 (in the aggregate).

4.                                      STOCK OPTIONS.  You and the Company agree that your “Continuous Service” for purposes of the Company’s Equity Incentive Plan, as amended (the “Plan”) and your unvested outstanding stock options (the “Options”), will terminate as of the Separation Date.    As of the Separation Date, you will not have vested in any Options.

5.                                      OTHER COMPENSATION OR BENEFITS.  You acknowledge that, except as expressly provided in this Agreement, you have not earned, are not owed, and will not receive from the Company any additional compensation, severance, equity vesting or equity awards, or benefits on or after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

6.                                      EXPENSE REIMBURSEMENTS.  You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for your legitimate and fully documented expenses pursuant to its regular business practice.

7.                                      RETURN OF COMPANY PROPERTY.  You agree to return to the Company, no later than by the close of business on the Separation Date, all Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, laptop, Blackberry, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, research and development information, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, financial and operational information, product and training information, contact lists or directories, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, facsimile machines, and Blackberry), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree that you will make a diligent search to locate any such documents, property and information by the Separation Date.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, no later than the Separation Date, with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.  Your timely compliance with this Section 7 is a precondition to the Severance Benefits provided under this Agreement.

8.                                      PROPRIETARY INFORMATION OBLIGATIONS.  Both during and after your employment you acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement with the Company (the “Confidential Information Agreement”), which include but are not limited to your obligations not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company, and your obligations not to engage in certain solicitations as provided under Section 4 of the Confidential Information Agreement.  A copy of your signed Confidential Information Agreement is attached hereto as Exhibit A.

9.                                      NONDISPARAGEMENT.  You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any request for information to the extent required by legal process.

10.                               NO VOLUNTARY ADVERSE ACTION.  You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

11.                               COOPERATION.  You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony.  The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.  Moreover, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

12.                               NO ADMISSIONS.  Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

13.                               RELEASE OF CLAIMS.

(a)                                 General Release.  In exchange for the Severance Benefits to which you otherwise would not be entitled, you hereby generally and completely release, acquit and forever discharge the Company, and its parent, subsidiary, and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that you sign this Agreement (collectively, the “Released Claims”).

(b)                                 Scope of Release.  The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act, as amended (“ADEA”), the federal Family and Medical Leave Act (as amended) (the “FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)                                  ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (i) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement; (iii) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7)-day period; and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement. Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

(d)                                 Exceptions.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”):  (i) any rights or claims for indemnification you may have pursuant to any fully signed indemnity agreement you may have with the Company, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; or (iii) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the federal Department of Labor, the California Fair Employment and Housing Commission, or any other government agency, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(e)                                  Section 1542 Waiver.  In giving the releases herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims in this Agreement, including your release of unknown and unsuspected claims.

14.                               REPRESENTATIONS.  You hereby represent that as of the date you execute this Agreement, you have been paid all compensation owed and for all time worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, CFRA, any applicable law or any Company policy, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

15.                               DISPUTE RESOLUTION.  To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment, or the termination of your employment, including but not limited to any statutory claims, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable arbitration rules (which can be found at www.jamsadr.com)  The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding at your own expense.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The Company shall bear JAMS’ arbitration fees and administrative costs.  Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16.                               MISCELLANEOUS.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable, This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles.  This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures or signatures transmitted via .PDF file shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below within twenty-one (21) days of your receipt of this Agreement. If you do not sign this Agreement and return it to the Company within the aforementioned timeframe, the Company’s offer of Severance Benefits will expire.

We wish you good luck in your future endeavors.

Sincerely,

ONYX PHARMACEUTICALS, INC.

By:	/s/ N. Anthony Coles
N. Anthony Coles, M.D.
Chairman and Chief Executive Officer

Exhibit A - Employee Confidential Information and Inventions Assignment Agreement

UNDERSTOOD AND AGREED:

/s/ John Osborn	27 March 2013
John Osborn	Date

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS
ASSIGNMENT AGREEMENT

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Onyx Pharmaceuticals, Inc or its subsidiaries or affiliates (the “Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

1.                                      CONFIDENTIAL INFORMATION PROTECTIONS.

1.1                               Nondisclosure; Recognition of Company’s Rights.  At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized in writing by an officer of Company.  I will obtain such officer’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information.  I hereby assign to Company any rights I have or may acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2                               Confidential Information.  The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, techniques, methodologies, techniques, processes, assay systems, procedures, tests, formulations, gene sequences and loci, compounds, micro-organisms or other cell types, proteins, peptides, genetic and other biological material, computer programs, algorithms, software, reports, documentation, equipment, and devices; (b) information regarding products, services, plans for research and development, unpublished test results, clinical trials, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3                               Third Party Information.  I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4                               No Improper Use of Information of Prior Employers and Others.  I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement, any nonsolicit agreement or any agreement to keep in confidence or refrain from using information acquired by me in confidence or trust prior to my employment by Company.  I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement.  During my employment by Company, I will not improperly use or disclose any confidential, proprietary or trade secret information of any former employer or other third party, nor will I bring or send onto the premises or computer systems of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.  I represent that I will be able to perform my duties at Onyx without either using or disclosing confidential, proprietary or trade secret information of any former employer. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.                                      INVENTIONS.

2.1                               Inventions and Intellectual Property Rights.  As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, methods, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other patentable or copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above.  The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

2.2                               Prior Inventions.  I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; and (c) I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions.  I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a

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Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3                               Assignment of Company Inventions.  Inventions assigned to the Company or to a third party as directed by the Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.”  Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and that I have set forth in Exhibit A, I hereby assign (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.

2.4                               Obligation to Keep Company Informed.  During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5                               Government or Third Party.  I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.6                               Enforcement of Intellectual Property Rights and Assistance.  During and after the period of my employment, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries.  If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.7                               Incorporation of Software Code.  I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

3.                                      RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4.                                      ADDITIONAL ACTIVITIES.  I agree that (a) during the term of my employment by Company, I will not, without Company’s express written consent, engage in any employment or business activity directly related to or competitive with the business in which the Company is now or becomes involved, or would otherwise conflict with my obligations to the Company.  To protect the Company’s Intellectual Property Rights, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of one year after my last day of employment with the Company, I will not (a) directly or indirectly, solicit, induce or encourage, or attempt to solicit, induce, or encourage or otherwise cause any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, independent contractor, or consultant to or for any other person or entity (or any such employee, consultant or independent contractor who has terminated their relationship with the Company within the six months prior to  the date of the action prohibited hereunder), or (b) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company) if such solicitation would involve the unauthorized use or disclosure of the Company’s Confidential Information.

5.                                      RETURN OF COMPANY PROPERTY.  Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation.  I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company.  In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed.  I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without further notice.  Prior to the termination of my employment or promptly

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after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6.                                      NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7.                                      GENERAL PROVISIONS.

7.1                               Governing Law and Venue.  This Agreement and any action related thereto will be governed, controlled, interpreted and defined by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state.  I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2                               Severability.  If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3                               Survival.  This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.

7.4                               Employment.  I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5                               Notices.  Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service.  Notice will be effective upon receipt or refusal of delivery.  If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

7.6                               Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance).  The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7                               Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

7.8                               Export.  I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

7.9                               Entire Agreement.  The obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply at any time during which I was previously employed, or am in the future employed by Company or, to the fullest extent permitted by law, to any time during which I was previously engaged, or am in the future engaged, by Company as an independent contractor, if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters.  No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and an  officer of the Company.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

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This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:		ONYX PHARMACEUTICALS, INC.:

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS IT WITH INDEPENDENT LEGAL COUNSEL.		ACCEPTED AND AGREED:

/s/ John E. Osborn		/s/ Gregory Giotta
(Signature)		(Signature)

By:	John E. Osborn	By:	Gregory Giotta

Title:	SVP, Global Corporate Affairs	Title: VP, DEPUTY GENERAL COUNSEL & CHIEF
INTELLECTUAL PROPERTY COUNSEL
Date:
Date: May 17, 2012
Address:
		Address:	249 East Grand Avenue
South San Francisco, CA 94080

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EXHIBIT A

INVENTIONS

1.                                      Prior Inventions Disclosure.  The following is a complete list of all Prior Inventions (as provided in Section 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

☒                                  None

☐                                    See immediately below:

☐                                    Additional sheets attached.

2.                                      Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below and the proprietary rights and obligations with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐                                              Additional sheets attached.

3.                                      Limited Exclusion Notification.

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.                                      Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.                                      Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

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